UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported) January 27,2000

Commission File Number: 000-23863

                        PEOPLES FINANCIAL SERVICES CORP
             (Exact name of registrant as specified in its charter)

          Pennsylvania                            23-2391852
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
Incorporation or Organization)

50 Main Street, Hallstead, PA 18822
(Address of Principal Executive Officer) (Zip Code)

Registrant's telephone number, including area code (570) 879-2175

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Item 5.  Other Events
     (a) The press release, dated April 16 1999, of Peoples Financial Services Corp., Exhibit 99.1, is incorporated by reference.
     (b) The press release, dated May 15 1999, of Peoples Financial Services Corp., Exhibit 99.2, is incorporated by reference.
     (c) The press release, dated July 22, 1999, of Peoples Financial Services Corp., Exhibit 99.3 is incorporated by reference.
     (d) The press release, dated October 28, 1999, of Peoples Financial Services Corp., Exhibit 99.4 is incorporated by reference.

Item 7.  Financial Statements and Exhibits.

     (a)  Exhibits.

     The following exhibit is filed herewith:
     99.5 Press Release, dated January 27,2000, of Peoples Financial Services Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES FINANCIAL SERVICES CORP

By/s/ John W. Ord
John W. Ord, President and Chief Executive Officer

Press Release


January 27, 2000
Peoples Financial Services Corp.

Hallstead, PA, January 27, 2000 - Peoples Financial Services Corp. (stock symbol: PFIS) today announced net profit for 1999 was up over 11%. It was also announced that the regular quarterly dividend will be increased to $.15 per share.

Net income for the year 1999 was $3,787,000, compared to $3,405,000 in 1998, an increase of 11.2%. On a per-share basis, net income for 1999 was $1.75 vs. $1.56 in 1998. Market value per-share ended the year at $27, compared to $25.50 at year-end 1998.

A key to financial performance and safety and soundness is a high quality loan portfolio, which can be measured by the amount of non-performing loans compared to the reserve for loan losses. At year-end 1999, this reserve was 654.68% of the non-performing loans.

As a result of solid earnings performance in 1999 and the confidence for future growth by the bank, the Board of Directors voted to increase the regular quarterly dividend to $.15 per share from $.14. The dividend will be paid on February 15, 2000 to shareholders of record on January 28, 2000.

Peoples National Bank, a wholly owned subsidiary of Peoples Financial Services Corp. was chartered in 1905 in Hallstead, Susquehanna County. Presently, there are branch offices in the Hallstead Plaza, Susquehanna, Montrose and Hop Bottom in Susquehanna County, and in Nicholson, Tunkhannock and Meshoppen in Wyoming County.